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                                                                   Exhibit 99(i)

                                 April 15, 2004


J. P. Morgan Series Trust II
522 Fifth Avenue
New York, New York 10036

     Re:  Registration Statement Post-Effective Amendment No. 19
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Ladies and Gentlemen:

     We have acted as special Delaware counsel to J. P. Morgan Series Trust II, a Delaware statutory trust (the "Trust").

     This opinion is given in connection with the filing by the Trust of Post-Effective Amendment No. 19 to the Registration Statement of the Trust on Form N-1A relating to the registration of an indefinite number of shares of beneficial interests (the "Shares") of the following series of the Trust:
JPMorgan Bond Portfolio, JPMorgan International Equity Portfolio, JPMorgan Mid Cap Value Portfolio, JPMorgan Small Company Portfolio and JPMorgan U.S. Large Cap Core Equity Portfolio (each, a "Portfolio" and, collectively, the "Portfolios").

     For purposes of giving the opinions hereinafter set forth, we have examined only the following documents and have conducted no independent factual investigation of our own:

     (a) the Certificate of Trust of the Trust as filed with the Delaware Secretary of State of the State of Delaware (the "Secretary of State") on October 28, 1993, the Certificate of Amendment of Certificate of Trust of the Trust as filed with the Secretary of State on December 24, 1996, the Certificate of Amendment of Certificate of Trust of the Trust as filed with the Secretary of State on December 30, 1997, the Certificate of Amendment of Declaration of Trust of the Trust as filed with the Secretary of State on June 8, 2001, and the Certificate of Amendment of Certificate of Trust of the Trust as filed with the Secretary of State on July 30, 2003 (collectively, the "Trust Certificate");

     (b) the Agreement and Declaration of Trust of the Trust dated as of October 27, 1993, as amended by (i) the Certificate of Amendment of Certificate of Trust effective as of December 31, 1996 changing the name of the Trust from Chubb Series Trust to JPM Series Trust II, (ii) the Certificate of Amendment of Certificate of Trust effective as of January 1, 1998 changing the

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name of the Trust from JPM Series Trust II to J. P. Morgan Series Trust II,
(iii) the Certificate of Amendment of Declaration of Trust dated as of May 16, 2001 and filed with the Secretary of State on June 8, 2001 reflecting the creation of JP Morgan Mid Cap Value Portfolio, (iv) the Certificate of Amendment of Certificate of Trust effective July 31, 2003 reflecting the change in name of J.P. Morgan International Opportunities Portfolio to J.P. Morgan International Equity Portfolio, and (v) the Certificate of Amendment of Declaration of Trust dated as of March 3, 2004 reflecting the change of name of the Trust's Portfolios, each as certified to us by the Assistant Secretary of the Trust (collectively, the "Trust Agreement").

     (c) the Bylaws of the Trust, as certified to us by the Assistant Secretary of the Trust (the "Bylaws");

     (d) the resolutions of the Board of Trustees of the Trust as certified to us by the Assistant Secretary of the Trust respecting the establishment of each of the Portfolios and the authorization, designation and issuance of Shares of each of the Portfolios (the "Resolutions" and, together with the Trust Certificate, the Trust Agreement and Bylaws, the "Trust Organizational Documents");

     (e) the Trust's Registration Statement on Form N-1A, including Post-Effective Amendment No. 19 to be filed with the Securities and Exchange Commission (the "Commission") and other Post-Effective Amendments as provided to us by the Trust in connection with the registration of Shares of the Portfolios, including the prospectus for each Portfolio (each, a "Prospectus");

     (f) a certificate of good standing for the Trust obtained from the Secretary of State on or about the date hereof; and

     (g) a certificate of the Assistant Secretary of the Trust dated the date hereof certifying as to certain matters of fact.

     Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del.C.
Section 3801 et seq.

     2. With respect to Shares of each Portfolio previously issued by the Trust, such Shares of each Portfolio were duly authorized and, assuming such Shares have been sold and paid for in accordance with the applicable Prospectus and Trust Organizational Documents as in effect at the time of such sale, such Shares, when issued, were validly issued, fully paid, and non-assessable.

     3. The Shares of each Portfolio to be offered for sale pursuant to the applicable Prospectus are duly authorized and, when sold, issued and paid for in accordance with the

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applicable Prospectus and the Trust Organizational Documents, will be validly issued, fully paid and non-assessable.

     The foregoing opinions are subject to the following assumptions, qualifications, limitations and exceptions:

     A. The foregoing opinions are limited to the laws of the State of Delaware presently in effect, excluding the securities laws of the State of Delaware. We have not considered and express no opinion on the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.

     B. We have assumed (i) the genuiness of all signatures, (ii) the legal capacity of any natural persons, (iii) that all documents submitted to us as originals are authentic, and (iv) that all documents submitted to us as copies conform with the originals.

     C. We have assumed that no event of dissolution or termination has occurred with respect to the Trust or any Series.

     D. We note that holders of Shares may be obligated to pay or provide for payment of such expenses of the Trust to the extent determined by the Trustees as set forth in Article IV, Section 5 of the Trust Agreement.

     E. We note that we have not participated in the preparation of, and assume no responsibility for the contents of, the Registration Statement and the Post-Effective Amendment.

     F. As to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents examined by us.

     This opinion is rendered solely for your benefit in connection with the matters set forth herein and, without our prior written consent, may not be furnished (except that it may be furnished to any federal, state or local regulatory agencies or regulators having appropriate jurisdiction and entitled to such disclosure) or quoted to, or relied upon by, any other person or entity for any purpose. We consent to the filing of this opinion with the Commission as an exhibit to the Trust's Registration Statement. In giving this foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                                       Very truly yours,

                                       Prickett, Jones & Elliott, P.A.



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